AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2000
                                                 REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                               PHARMANETICS, INC.
             (Exact name of registrant as specified in its charter)

                  NORTH CAROLINA                         56-2098302
          (State or other jurisdiction               (I.R.S. Employer
        of incorporation or organization)           Identification No.)

                              5301 DEPARTURE DRIVE
                          RALEIGH, NORTH CAROLINA 27616
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOHN P. FUNKHOUSER
                                    PRESIDENT
                               PHARMANETICS, INC.
                              5301 DEPARTURE DRIVE
                          RALEIGH, NORTH CAROLINA 27616
                                 (919) 954-9871
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                                 KEVIN A. PRAKKE
                        WYRICK ROBBINS YATES & PONTON LLP
                        4101 LAKE BOONE TRAIL, SUITE 300
                          RALEIGH, NORTH CAROLINA 27607
                                 (919) 781-4000
                               FAX (919) 781-4865

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

==================================== ======================= ===================== ========================= =======================
        TITLE OF EACH CLASS                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
         OF SECURITIES TO               AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING             AMOUNT OF
           BE REGISTERED                 REGISTERED            PER SHARE(1)              PRICE(1)              REGISTRATION FEE
------------------------------------ ----------------------- --------------------- ------------------------- -----------------------
Common Stock,                        1,596,000 shares           $14.8125              $23,640,750                 $6,241.16
   no par value per share ......
==================================== ======================= ===================== ========================= =======================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on May 15, 2000, in accordance with Rule 457.

                              ---------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

         The information in this prospectus is not complete. It might change. We cannot sell these securities until the registration statement that we have filed with the SEC is effective. This prospectus is not an offer to sell, nor does it solicit offers to buy, these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 16, 2000

                                1,596,000 SHARES


                               PHARMANETICS, INC.
                                  COMMON STOCK
                                  -------------

         The shareholders of PharmaNetics, Inc. listed below are offering and selling from time to time all of the 1,596,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the shares. However, we will pay substantially all of the expenses of this offering, estimated at approximately $49,742. See "Selling Shareholders ."

         Our common stock is traded on the Nasdaq National Market under the symbol "PHAR." On May 15, 2000, the last sale price of our common stock on the Nasdaq National Market was $15.00 per share.

         The selling shareholders may offer the shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

         Our principal executive offices are located at 5301 Departure Drive, Raleigh, North Carolina 27616, Attention: Investor Relations. Our telephone number at that location is (919) 954-9871.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


                  THE DATE OF THIS PROSPECTUS IS MAY ___, 2000.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at "http:/www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         1. Annual Report on Form 10-K for the year ended December 31, 1999.

         2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

         3. Our proxy statement dated April 11, 2000 for our 2000 Annual Meeting of Shareholders held on May 9, 2000.

         4. The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               PharmaNetics, Inc.
                               Investor Relations
                              5301 Departure Drive
                          Raleigh, North Carolina 27616
                                 (919) 954-9871

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

         PharmaNetics, Inc., through its wholly owned subsidiary Cardiovascular Diagnostics, Inc., develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. Our products are a proprietary cardiovascular analyzer and dry chemistry tests (known as the "Thrombolytic Assessment System" or "TAS") that provide, at the point of patient care, rapid accurate evaluation of hemostasis. We are also establishing ourself in the emerging field of theranostics or rapid near-patient testing in which the diagnostic results may influence treatment decisions. Our current tests and tests under development are used in the treatment of angina, heart attack, stroke, deep vein thrombosis and pulmonary and arterial emboli.

         We believe that the TAS is the only stat, or "as soon as possible", point-of-care system capable of monitoring the formation and dissolution of blood clots. Such monitoring provides information which is critical in administering anticoagulant and thrombolytic (clot-dissolving) drugs, which are used in the treatment of a variety of medical disorders. Hemostatic test results must be provided quickly because a majority of the drugs used to regulate clotting are cleared rapidly from the body, and these drugs must be closely monitored to maintain drug levels within an effective treatment range. We believe that hospital central and stat laboratories, which currently provide the majority of such testing, generally cannot provide timely information to clinicians regarding drugs that affect coagulation and thrombolysis. Delay in providing such information can be a problem because the physician is likely to leave the patient area during this time, which may result in a further delay of diagnosis and treatment. We believe that the TAS can provide information regarding coagulation and thrombolysis as well as drug monitoring on a timely basis, permitting quicker diagnosis and therapeutic intervention, which will improve hemostatic therapy and the quality of patient care. We believe that this improvement may facilitate quicker transfers out of expensive critical care settings, reduce the overall length of hospital stays, reduce expenditures for laboratory equipment and its associated maintenance, and reduce the unnecessary use of pharmaceuticals. In addition, point-of-care testing can reduce hospitals' costs by reducing the numerous steps, paperwork and personnel used in collecting, transporting, documenting and processing blood samples.

         We currently sell domestically and internationally our TAS analyzer and a menu of tests and controls. Five of these tests have received FDA clearance under Section 510(k) of the Food, Drug and Cosmetic Act (the "FDC Act") and are currently sold for commercial use. Two other tests have been sold for investigational use only, pending FDA review and clearance. In January 2000, we received FDA clearance to market our Heparin Management Panel and Accent system. The Accent is a hardware accessory to the TAS analyzer, and it will be used with the currently marketed Heparin Management Test along with two new test cards. These products are used to facilitate anticoagulation management during cardiopulmonary bypass procedures. In April 2000, we received FDA clearance to market out low range Heparin Management Test (LHMT). This test measures lower doses of Heparin and will be used primarily in diagnostic and interventional cardiology procedures.

         The TAS analyzer weighs approximately four pounds and is about the size of a typical office telephone. The TAS analyzer has a four-line LCD display, which is driven by software to prompt the technician to input the user and patient ID numbers, sample type, and timing of application of the blood.

         Our analyzer and test cards are designed to work effectively in a decentralized testing environment where they are used by healthcare personnel who do not need formal central laboratory training. To operate TAS, a test card is swiped through the magnetic strip reader of the analyzer, which automatically initiates quality controls and begins to elicit information from the operator through a series of prompts outlining the operating procedure for the specific test to be performed. The test card is then inserted into the TAS analyzer. A single drop of whole blood or plasma is then placed into the reaction chamber of the test card. Typically within three minutes, the screen on the TAS analyzer displays a numerical test result, which is comparable to the result which would be achieved in a central laboratory using traditional testing procedures. Our analyzer is currently marketed by our distributor, Bayer Diagnostics, as the Rapidpoint Coag analyzer.

         The Accent is a hardware accessory to the TAS analyzer cleared for marketing by the FDA in January 2000. The Accent is a microprocessor-based device that connects to the TAS analyzer and automatically calculates the information required by physicians to manage the anticoagulation of patients during cardiopulmonary bypass procedures. It is used in conjunction with three of our test cards and will be marketed by Bayer as Rapidpoint ACCENT.

         In August 1998, we signed a five-year global distribution agreement, subject to minimum annual sales, with Chiron Diagnostics (now Bayer Diagnostics) to distribute five of our test cards. We believe that Bayer Diagnostics has a strong global presence and that its shared strategy for expanding rapid diagnostic platforms into critical care settings and its considerable presence in these specialized areas of the hospital will lead to increased placements of TAS products. We also believe that the TAS products are complementary with Bayer Diagnostics' leading market position in blood gas analysis. Bayer Diagnostics began marketing our products in January 1999.

         We also market TAS products in Europe and other foreign countries. Bayer Diagnostics has become our exclusive distributor in these territories.

         To further the goal of establishing ourself in the emerging field of theranostics, we have entered into collaborative agreements with Knoll AG, AstraZeneca, Aventis and Bayer in which we are developing test cards for potential use in patient identification and monitoring of therapies affecting coagulation being investigated by these companies. We are focused on becoming a leader in the theranostic testing market, specifically managing new therapeutics which affect coagulation. Many drugs currently under development may require faster, more accurate assessment given short half-lives and narrow therapeutic windows, and thus we believe physicians will increasingly demand therapeutic drug monitoring. Within the cardiovascular market, drugs affecting coagulation are under development by pharmaceutical companies. Our strategy is to increase our number of collaborations, expand current collaborations, increase involvement of leading research centers and physician "thought leaders" and further the involvement of Bayer in providing outcome studies related to new theranostic tests.

         Our strategy is to focus our theranostic test development efforts on drugs in Phase II or Phase III development by the pharmaceutical company which helps reduce development risk as these drugs have a greater chance of approval than those just beginning clinical trials. Additionally, under this model the pharmaceutical company pays for the clinical trials and provides us access to the regulatory data associated with the test to be used in submitting a 510(k) application. This approach is designed to allow us to cost-effectively develop our tests.



                                  THE OFFERING

Shares of common stock offered by us......................................None

Shares of common stock which may be.......................................1,596,000(1)
 sold by the selling shareholders

Use of proceeds   ........................................................We will not receive any proceeds from the resale of shares offered
                                                                          hereby, all of which proceeds will be
                                                                          paid to the selling shareholders

Risk factors..............................................................The purchase of our common stock involves a high degree of risk.  You
                                                                          should carefully review and consider
                                                                          "Risk Factors" beginning on page 6.

Nasdaq National Market Trading Symbol.....................................PHAR

_____________________________________________
(1) Consists of: (a) 1,200,000 shares of common stock issuable upon conversion of Series A preferred stock; (b) 252,000 shares of common stock issuable upon exercise of warrants; and (c) 144,000 shares of common stock representing our estimate of the number of shares that we might issue in payment of in-kind dividends on our Series A preferred stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss our plans and strategies for our business and are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are meant to identify these statements as forward-looking statements, but they a2re not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

         o The success or failure of our efforts to implement our business strategy; and

         o The other factors discussed in the "Risk Factors" section and elsewhere in this prospectus

         We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section of this prospectus. In light of the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus, events referred to in forward-looking statements in this prospectus might not occur.

                                  RISK FACTORS

         You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

WE EXPECT CONTINUED LOSSES.

         We anticipate that we will continue to incur losses and negative operating cash flows for the foreseeable future. Since our inception as a public company, we have reported operating losses and operating cash flow deficits as we organized and launched our business operations. During this period, we incurred significant operating expenses and made significant investments in our business without an established source of revenue. There can be no assurance that our business plan, when fully implemented, will generate sufficient revenue to make us profitable.

WE MIGHT NEED TO RAISE ADDITIONAL CAPITAL.

         In the near future, we may need to raise additional funds through public or private sale of our equity or debt securities or from other sources for the following purposes:

         o  to build our core business; and

         o  to maintain compliance with Nasdaq listing requirements.

         As of the date of this filing, we believe we have sufficient capital to fund operations for at least the next 12 months. However, we may need to raise additional capital as early as 2001 to support operations and execute our business strategy. We cannot assure you that additional funds will be available when we need them, or that if funds are available, they will be on terms favorable to us and our shareholders. If we are unable to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may be unable to meet our business objectives. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive conditions. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

         Our need to raise additional funds could also directly and adversely affect your investment in our common stock in another way. When a company raises funds by issuing shares of stock, the percentage ownership of the existing shareholders of that company is reduced or diluted. If we raise funds in the future by issuing additional shares of stock, you may experience significant dilution in the value of your shares. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our common stock.

OUR PRODUCTS HAVE NOT ACHIEVED AND MIGHT NOT ACHIEVE MARKET ACCEPTANCE IN AN ESSENTIALLY NEW MARKET.

         The commercial success of our products will depend upon their acceptance by the medical community as being useful and cost-effective. Market acceptance will depend upon several factors, including the establishment of the utility and cost-effectiveness of our tests and the receipt of regulatory clearances in the United States and elsewhere. The availability of point-of-care hemostasis test systems has been limited to date, so by selling point-of-care hemostasis test products, we are targeting an essentially new market. Diagnostic tests similar to those developed by us are generally performed by a central laboratory at a hospital or clinic. The approval of the purchase of diagnostic equipment by a hospital is generally controlled by its central laboratory. We expect there will be resistance by central laboratories to yield control of tests they have previously performed. We will also have to demonstrate to physicians that our diagnostic products perform as intended, meaning that the level of accuracy and precision attained by our products must be comparable to test results achieved by central laboratory systems. Failure of our products to achieve market acceptance would have a material adverse effect on us.

         We are substantially dependent upon Bayer Diagnostics as our principal distributor for marketing and distribution of its products. There can be no assurance that Bayer Diagnostics will be successful in marketing or selling our products or that we could build a cost-effective and adequate sales and marketing staff. The loss of one or more of our distributors or the inability to enter into agreements with new distributors to sell TAS products in additional countries could have a material adverse effect on us.

WE FACE INTENSE COMPETITION AND THE RISK OF TECHNOLOGICAL OBSOLESCENCE.

         The medical diagnostic testing industry is characterized by rapidly evolving technology and intense competition. Our currently marketed TAS menu competes in the coagulation and hematology testing market with manufacturers providing testing equipment to central and stat laboratories of hospitals, since such laboratories currently perform a substantial portion of such testing, and with other point-of-care coagulation and hematology test system manufacturers. Laboratories provide some of the same tests performed by TAS.

         We have several competitors, including Roche Diagnostics (which acquired Boehringer Mannheim Corporation in 1998), International Technidyne Corporation ("ITC") and Medtronic, that manufacture and market point-of-care coagulation and hematology test systems. ITC, in particular, has a large installed base of systems, which it has been selling for over 20 years. Despite the fact that we believe that TAS competes favorably with these systems, ITC's installed base could give it a competitive advantage. Although the market for point-of-care coagulation and hematology test systems is in its early stages of development, we believe that potential customers will base their purchasing decisions upon a combination of factors, including accuracy and precision, speed, cost-effectiveness, data management, ease-of-use, compliance with CLIA guidelines, and availability of a comprehensive test menu.

         If we introduce additional blood tests beyond our initial coagulation and hematology tests, we will compete with other companies that market similar products to hospitals for use in laboratories and at the point of patient care. Other manufacturers and academic institutions may be conducting research and development with respect to blood testing technologies and other companies may in the future engage in research and development activities regarding products competitive with our products. Many of the companies in the medical technology industry, including those listed above, have substantially greater capital resources, research and development staffs, sales and manufacturing capabilities and manufacturing facilities than us. Such entities may be developing or could in the future attempt to develop additional products competitive with TAS. Many of these companies also have substantially greater experience than us in research and development, obtaining regulatory clearances, manufacturing and marketing, and may therefore represent significant competition for us. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that will be more effective or less expensive than those being marketed by us or that would render our technology and products obsolete or noncompetitive.

WE FACE EXTENSIVE GOVERNMENT REGULATION.

         The medical devices we market and manufacture are subject to extensive regulation by the FDA. Pursuant to the FDC Act, the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things:

         o fines
         o injunction
         o civil penalties
         o recall or seizure of products
         o total or partial suspension of production
         o failure of the government to grant premarket clearance or premarket approval ("PMA") for devices
         o withdrawal of marketing approvals or
         o criminal prosecution.

The FDA also has the authority to request repair, replacement or refund of the cost of any device we manufacture or distribute.

         We received 510(k) clearance to market our PT and aPTT test cards, along with a first generation analyzer, in 1988. In 1993, we received 510(k) clearance for the current TAS analyzer to be marketed with PT and aPTT tests and received 510(k) clearance in May 1995 to commercially market the HMT test. We received 510(k) clearance for PT, HMT and aPTT controls in 1996 and for PT-NC controls in 1997. During 1999, we received 510(k) clearance for our EQC card. In January 2000, we received 510(k) clearance for the HTT and PRT tests as well as the Accent accessory for the TAS analyzer. In April 2000, we received 510(k) clearance for the LHMT test card. We submitted a 510(k) for our SK Panel in September 1993. This submission was withdrawn in October 1994, after consultation with the FDA, pending the conclusion of additional clinical evaluations of the SK Panel. The SK Panel and LOT tests are currently available to be sold in Europe for investigational use only in connection with clinical evaluations of the safety and effectiveness of the products. In January 1998, we submitted a 510(k) application for the ECT test card and in August 1998, the FDA notified us that it would require additional data before commencing its review of this application. We currently plan to resubmit the 510(k) after compiling the requested additional data. We may not be able to obtain necessary regulatory approvals on a timely basis, or at all, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our business, financial condition and results of operations.

         Pursuant to FDA policy, manufacturers of devices labeled "for investigational use only" must establish a controlled program under which investigational devices are distributed to or utilized only by individuals, laboratories or healthcare facilities that have provided the manufacturer with a written certification of compliance indicating that:

         o  the device will be used for investigational purposes only
         o results will not be used for diagnostic purposes without confirmation of the diagnosis under another medically established diagnostic device or procedure
         o all investigations will be conducted with approval from an institutional review board ("IRB"), using an IRB-approved study protocol, and patient informed consent and
         o the device will be labeled, and labeling will be maintained, in accordance with the applicable labeling regulations

         Failure by us or recipients of our "investigational use only" products to comply with these requirements could result in enforcement action by the FDA that would adversely affect our ability to conduct testing necessary to obtain market clearance and, consequently could have a material adverse effect on us.

         Any products we manufacture or distribute pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their facilities and list their devices with the FDA, and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be designed and manufactured in accordance with quality regulations which impose certain procedural and documentation requirements upon us with respect to design, manufacturing and quality assurance activities. The FDA has approved changes to the regulations which will and have increased the cost of complying with such requirements.

         Export of products that have market clearance from the FDA in the United States do not require FDA authorization. However, foreign countries often require an FDA certificate for products for export (a "CPE"). To obtain a CPE, the device manufacturer must certify to the FDA that the product has been granted clearance in the United States and that the manufacturing facilities appeared to be in compliance with quality regulations at the time of the last FDA inspection. The FDA will refuse to issue a CPE if significant outstanding quality violations exist.

         Export of products subject to the 510(k) requirements, but not yet cleared to market, are permitted without FDA authorization provided certain requirements are met. Unapproved products subject to the PMA requirements must be approved by the FDA for export. To obtain FDA export approvals certain requirements must be met and information must be provided to the FDA, including documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some instances, safety data from animal or human studies. There can be no assurance that the FDA will grant export approval when such approval is necessary, or that the countries to which the devices are to be exported will approve the devices for import.

         We have obtained CPEs for the PT, PT One, aPTT and HMT tests and the TAS analyzer. Our failure to obtain a CPE for the export of our products in the future could have a material adverse effect on us. Products which we export that do not have premarket clearance in the United States include the SK Panel, the LOT test, the ECT test and the modified ECT test. We believe that these products are subject to the 510(k) requirements and, consequently, have not requested FDA approval for export. However, there can be no assurance that the FDA would agree with us that a 510(k) is needed rather than a PMA. If the FDA disagreed, it could significantly delay and impair our ability to continue exporting these tests and could have a material adverse effect on us.

         Sales of our test products outside the United States are also subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval. These differences may affect the efficiency and timeliness of international market introduction of our products, and there can be no assurance that we will be able to obtain regulatory approvals or clearances for our products in foreign countries. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a material adverse effect on us.

         In order to market our products in the member countries of the European Union (the "EU"), we are required to comply with the European Medical Devices Directive ("MDD") and to obtain CE Mark certification for the TAS analyzer. The CE Mark denotes conformity with European standards for safety and allows certified devices to be placed on the market in all EU countries. Medical devices may not be sold in EU countries unless they display the CE Mark. All of our applicable products marketed in Europe have obtained CE Mark certification. There can be no assurance that we will be successful in maintaining CE Mark certification of its products. The TAS Analyzer also must and does meet the requirements of the Electromagnetic Capability Directive. Failure to maintain CE Mark certification in Europe or to obtain or maintain other foreign regulatory approvals could have a material adverse effect on our business, financial condition and results of operations.

         Our products are also subject to the requirements of CLIA (Clinical Laboratories Improvement Amendments). This law requires all laboratories, including those performing blood chemistry tests, to meet specified standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations have established three levels of regulatory control based on test complexity -- "waived", "moderate complexity" and "high complexity". The PT, aPTT and HMT tests performed by TAS have been categorized by the FDA and the Centers for Disease Control and Prevention as moderate complexity tests. There can be no assurance that these tests will not be recategorized, or that other tests performed by the TAS will not be categorized as high complexity tests or that such a categorization will not have a material adverse effect on us. Furthermore, regulations under and future administrative interpretations of CLIA could have an adverse impact on the potential market for our products.

WE ARE HEAVILY DEPENDENT ON PATENTS AND PROPRIETARY TECHNOLOGY.

         Our success will depend in part on our ability to enforce our patents, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. Our ability to protect our proprietary position is also in part dependent on the issuance of additional patents on current and future applications. No assurance can be given that any patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership to the patents and other proprietary rights held by us. Furthermore, others may have or will develop similar products, duplicate our products or design around our patents. If any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in such patents or could be required to obtain licenses from the patent owners of each of such patents or to redesign its products or processes to avoid infringement. Such licenses may not be available or, if available, could be on terms unacceptable to us.

         We also rely upon unpatented trade secrets to protect our proprietary technology. In particular, we believe that our custom-designed automated test card production line embodies proprietary process technology. Others may independently develop or otherwise acquire equivalent technology or otherwise gain access to our proprietary technology and we may not ultimately be able to protect meaningful rights to such unpatented proprietary technology. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry.

THE SALE OF THE SHARES REGISTERED IN THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

         All shares registered in this offering will be freely tradable upon effectiveness of this registration statement. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

WE FACE THE ADVERSE EFFECTS OF A SIGNIFICANT NUMBER OF OUTSTANDING WARRANTS, OPTIONS AND CONVERTIBLE PREFERRED STOCK.

         We have outstanding:

         o warrants to purchase an aggregate of approximately 252,000 shares of our common stock; and

         o preferred stock that is convertible into an aggregate of approximately 1,200,000 shares of common stock.

         We have also reserved for issuance 1,464,234 shares of our common stock pursuant to stock plans, under which options to purchase 1,170,771 shares of common stock were outstanding as of April 30, 2000.

         The existence of these securities may adversely affect us or our shareholders for many reasons, including:

         o  the market price of our common stock might be adversely affected;

         o if any of these securities are exercised, the value of the common stock held by stockholders will be diluted if the value of the common stock immediately prior to the exercise of these securities exceeds the exercise price;

         o some of these securities give the holders of them the opportunity, at nominal cost, to profit from a rise in the market price of our common stock; and

         o the terms upon which we could issue additional shares of common stock or obtain other sources of financing may be adversely affected.

         Holders of warrants and options are also likely to exercise them when, in all likelihood, we could obtain additional financing from other sources on terms more favorable than those provided by the warrants and options.

WE HAVE LIMITED MANUFACTURING EXPERIENCE.

         To be successful, we must manufacture our products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. We have limited experience producing our products in large commercial quantities. We may not be able to manufacture accurate and reliable products in large commercial quantities on a timely basis and at an acceptable cost.

         Most of the raw materials and components used to manufacture our TAS products are readily available. However, certain of these materials are obtained from a sole supplier or a limited group of suppliers. PIOP and some reagents used in the TAS test cards are obtained from single sources. However, we maintain enough supply to produce test cards for an extended period of time. We believe that, in the event of an interruption in the availability of supplies, we have enough supply at our facility to fulfill our needs until an alternative source can be procured. We seek to maintain long-term agreements with our suppliers when possible. The reliance on sole or limited suppliers and the inability to maintain long-term agreements with suppliers involves several risks, including the inability to obtain an adequate supply of required raw materials and components and reduced control over pricing, quality and timely delivery. Any interruption in supply could have a material adverse effect on us.

WE FACE UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT.

         Our ability to commercialize our products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities (such as the Health Care Financing Administration (the "HCFA")), which determines Medicare reimbursement levels, private health insurers and other organizations ("Payors"). Payors are increasingly challenging the prices of medical products and services. Payors may deny reimbursement if they determine that a prescribed device has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods, or is experimental, unnecessary or inappropriate. Also, the trend towards managed healthcare in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of healthcare services and products, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in customers demanding lower prices for our TAS products. The cost containment measures that healthcare providers are instituting and the impact of any healthcare reform could have an adverse effect on our ability to sell our products and may have a material adverse effect on us.

         Effective October 1991, HCFA adopted new regulations providing for the inclusion of capital-related costs in the prospective payment system, under which providers are reimbursed on a per-discharge basis at fixed rates unrelated to actual costs, based on diagnostic related groups. Under this system of reimbursement, equipment costs generally will not be reimbursed separately, but rather, will be included in a single, fixed-rate, per-patient reimbursement. These regulations are being phased in over a 10-year period, and, although the full implications of these regulations cannot yet be known, we believe that the new regulations will place more pressure on hospitals' operating margins, causing them to limit capital expenditures. These regulations could have an adverse effect on our results of operations if hospitals decide to defer obtaining medical equipment as a result of any such limitation on their capital expenditures. We are unable to predict the effect on us, if any, of additional government regulations, legislation or initiatives or changes by other Payors affecting reimbursement or other matters which may influence decisions to obtain medical equipment.

         There can be no assurance that reimbursement in the United States or foreign countries will be available for any of our products, or that if available it will not be decreased in the future, or that any reduction in reimbursement amounts will not reduce the demand for or the price of our products. The unavailability of third-party reimbursement or the inadequacy of the reimbursement for medical procedures using our tests would have a material adverse effect on us. Moreover, we are unable to forecast what additional legislation or regulations, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulations would have on us.

WE COULD ISSUE PREFERRED STOCK AND TAKE OTHER ACTIONS THAT MIGHT DISCOURAGE THIRD PARTIES FROM ACQUIRING US.

         Our board of directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of preferred stock, 120,000 of which are already outstanding as Series A preferred stock, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. The current outstanding class of Series A preferred stock must approve as a class any merger or other change of control. The rights of the holders of the common stock are subject to the rights of the holders of our outstanding preferred stock, and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuing preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, the preferred stock may have other rights, including economic rights, senior to our common stock, and as a result, issuing preferred stock could have a material adverse effect on the market value of our common stock.

         Certain provisions of our articles of incorporation and our bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of our company. Some of them eliminate the right of shareholders to act by written consent and impose various procedural and other requirements which could make it more difficult for shareholders to undertake certain corporate actions. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of the company. We may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of the company. Certain of these measures may be adopted without any further vote or action by the shareholders, although we have no present plans to adopt any such measures.

WE ARE SUBJECT TO PRODUCT LIABILITY RISKS.

         We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse effects. We maintain product liability insurance with coverage of up to $11 million per claim, with an annual aggregate policy limit of $12 million. There can be no assurance that liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially acceptable terms, or at all. Consequently, product liability claims could have a material adverse effect on our business, financial condition and results of operations.

WE MIGHT NOT BE ABLE TO USE NET OPERATING LOSS CARRYFORWARDS.

         As of December 31, 1999, we had net operating loss carryforwards for federal income tax purposes of approximately $28.0 million, which will expire at various dates through 2019. Our ability to use these net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any limitation on the use of net operating loss carryforwards, to the extent it increases the amount of federal income tax that we must actually pay, may have an adverse impact on our financial condition.

WE DO NOT PRESENTLY ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK.

         We intend to retain all earnings for the foreseeable future for funding our business operations. In addition, our outstanding preferred stock and credit facilities contain restrictions on our ability to declare and pay dividends on our common stock. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

WE FACE UNCERTAINTIES AND RISKS RELATING TO OUR NASDAQ NATIONAL MARKET LISTING.

         Our common stock is currently listed on the Nasdaq National Market. Nasdaq has certain requirements that a company must meet in order to remain listed on the Nasdaq National Market. If we continue to experience losses from our operations or if we are unable to raise additional funds, we may not be able to maintain the standards for continued quotation on the Nasdaq National Market.

         Furthermore, Nasdaq recently adopted new rules that make continued listing of companies on either the Nasdaq National Market or the Nasdaq SmallCap Market more difficult. If as a result of the application of these new rules, our common stock were delisted from the Nasdaq National Market, our stock could be subject to what are known as the "penny stock" rules. The "penny stock" rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from, the Nasdaq National Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline. As a result, your ability to resell your shares of our common stock could be adversely affected.


                                 USE OF PROCEEDS

               We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling shareholders. We are registering the shares for sale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                              SELLING SHAREHOLDERS

         The shares offered under this prospectus may be sold from time to time for the account of the selling shareholders named in the following table. The table also contains information regarding the selling shareholder's beneficial ownership of shares of our common stock as of May 9, 2000, and as adjusted to give effect to the sale of the shares.

                                                   BENEFICIAL OWNERSHIP                           BENEFICIAL OWNERSHIP
                                                    PRIOR TO OFFERING                               AFTER OFFERING (1)
                                                    -----------------                               ------------------
                                                                                NUMBER
                                                       NUMBER                  OF SHARES           NUMBER       PERCENT
NAME                                                 OF SHARES(2)            TO BE SOLD(3)       OF SHARES    OF CLASS(4)
----                                                 ------------            -------------       ---------    -----------
AIG SoundShore Holdings, Ltd.                           52,008                    57,209              -            -
AIG SoundShore Opportunity Holding Fund Ltd.            16,728                    18,401              -            -
AIG SoundShore Strategic Holding Fund Ltd.               9,264                    10,190              -            -
Elliot Bossen                                          120,000                   132,000              -            -
Janet D. Branch & J. Read Branch, Jr.                   12,000                    13,200              -            -
Martin L. Brill                                          6,000                     6,600              -            -
Austin Brockenbrough, III                               12,000                    13,200              -            -
Richard J. Clark and Linda S. Clark                      6,000                     6,600              -            -
Comm-Cell Limited Partnership                           28,800                    31,680              -            -
Davenport & Company, LLC                               666,535 (5)                12,000        654,535          7.2%
Overton D. Dennis, Jr.                                   6,000                     6,600              -            -
Elizabeth O. Dennis                                      6,000                     6,600              -            -
Carl H. Doerge, Jr.                                      6,000                     6,600              -            -
Mary M. Fowlkes                                          6,000                     6,600              -            -
Grace Associates                                        12,000                    13,200              -            -
G. Bernard Hamilton                                     56,000 (6)                 6,600         50,000            *
HCI Healthcare Investments, Limited                    240,000                   264,000              -            -
James C. Hill, Jr.                                       3,000                     3,300              -            -
J. M. Hull Associates, L. P.                            42,000                    46,200              -            -
Hull Overseas, Ltd.                                     42,000                    46,200              -            -
R. Walter Jones IV and Leila H. Jones                    6,000                     6,600              -            -
Philip W. Klaus, Jr.                                     6,000                     6,600              -            -
Leonardo, L. P.                                        240,000                   264,000              -            -
James F. Lipscomb, Jr.                                   6,000                     6,600              -            -
Thomas E. Love                                           6,000                     6,600              -            -
Anthony F. Markel                                        6,000                     6,600              -            -
Dale T. Marks and Madeline K. Marks                      6,000                     6,600              -            -
Robert F. Mizell                                         7,000 (7)                 6,600          1,000            *
Willliam M. Noftsinger, Jr.                              6,000                     6,600              -            -
Robert F. Norfleet, Jr.                                  6,000                     6,600              -            -
Robert H. Pope                                          12,450 (8)                 6,600          6,450            *
E. Bryson Powell                                        12,000                    13,200              -            -
Samuel W. Purviance and Alice A. Purviance               6,000                     6,600              -            -
William D. Rivas                                         6,000                     6,600              -            -
J. Hamilton Scherer, Jr. and Dorn E. Scherer             6,000                     6,600              -            -
Jerry Shearer                                           92,457 (9)                 6,600         86,457            *
Joseph H. Sherrill, Jr.                                540,597 (10)               79,200        468,597         5.1%
Special Situations Cayman Fund, L. P.                   52,500                    57,750              -            -
Special Situations Fund III, L. P.                     157,500                   173,250              -            -
Special Situations Private Equity Fund, L. P.           90,000                    99,000              -            -
William J. Tamblyn                                       6,000                     6,600              -            -
Trent Technology Fund, L. P.                            31,200                    34,320              -            -
George A. Trivette                                      12,000                    13,200              -            -
Donald E. Upton                                          6,000                     6,600              -            -
E. Massie Valentine, TSTEE Massie Valentine Trust        6,000                     6,600              -            -
Charles F. Warren, Jr.                                   6,000                     6,600              -            -
Coleman Wortham, III                                    24,000                    26,400              -            -
Carl R. Yudell, as Trustee of the Carl R. Yudell         4,500 (11)                3,300          1,500            *
   Money Purchase Pension Plan
Jerry Zucker                                             6,000                     6,600              -            -
                                                  ------------                ------------     -----------  -----------
Totals:                                              2,720,539                 1,596,000      1,268,539         13.9%

----------------------------------------
*Less than 1%
(1) Assumes the sale of all the shares offered hereby. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.
(2) 16.67% of the shares listed in this column, with respect to each selling shareholder (except as otherwise disclosed in the footnotes), represents shares of common stock issuable upon exercise of warrants and the remaining shares represent shares of common stock issuable upon conversion of Series A preferred stock on a 10-for-1 basis.
(3) Includes 144,000 total shares which we estimate we will need to satisfy our obligations relating to a 6% annual dividend on the Series A preferred stock, payable at our option in shares of our common stock in lieu of cash.
(4) Based on 7,524,334 shares of our common stock outstanding as of May 9, 2000 plus an additional 1,584,000 shares to be outstanding assuming conversion of all the Series A preferred stock, exercise of the corresponding warrants and payment of in-kind dividends.
(5) Includes 654,535 shares as reported in the Schedule 13G dated January 7, 2000 filed with the SEC by Davenport & Company, LLC, consisting of shares held by individuals who are customers, or representatives (or members of a representatives' family), of Davenport & Company, LLC, which disclaims beneficial ownership. Also includes 12,000 shares of common stock issuable pursuant to exercise of a warrant issued to Davenport & Company, LLC in consideration for placement agent services provided to us in connection with the Series A preferred stock private placement. Davenport & Company, LLC also received sales commissions of approximately $660,000 for such services.
(6) Consists of 5,000 shares of common stock issuable upon conversion of Series A preferred stock, 1,000 shares of common stock issuable upon exercise of a warrant and 50,000 shares of common stock held by a limited partnership of which Mr. Hamilton is a general partner. Mr. Hamilton disclaims beneficial ownership of the shares held by the limited partnership, except to the extent of his pecuniary interest therein.
(7) Includes 5,000 shares of common stock issuable upon conversion of Series A preferred stock and 1,000 shares of common stock issuable upon exercise of a warrant. Mr. Mizell is an employee of Davenport & Company, LLC.
(8) Includes 5,000 shares of common stock issuable upon conversion of Series A preferred stock and 1,000 shares of common stock issuable upon exercise of a warrant.
(9) Includes: (a) 5,000 shares of common stock issuable upon conversion of Series A preferred stock; (b) 1,000 shares of common stock issuable upon exercise of warrants; (c) 73,000 shares of common stock owned jointly with his wife; (d) 5,457 shares of common stock owned by IRAs for himself and his wife; and (e) 8,000 shares owned by a corporation controlled by Mr. Shearer
(10) Includes 60,000 share of common stock issuable upon conversion of Series A preferred stock and 12,000 shares of common stock issuable upon exercise of a warrant.
(11) Includes 2,500 of common stock issuable upon conversion of Series A preferred stock and 500 shares of common stock issuable upon exercise of a warrant.

         We issued an aggregate of 120,000 shares of Series A preferred stock, convertible 10-for-1 into a total of 1,200,000 of our common stock, to the selling shareholders in connection with our $12 million private placement in February 2000. We also issued warrants to purchase a total of 240,000 shares of common stock in connection with this private placement. We agreed to register all of these shares, along with accrued dividends payable in common stock, and to pay substantially all of the expenses of offering them under this prospectus. Mr. Sherrill, one of our significant shareholders, purchased a total of 6,000 shares of Series A preferred stock in this private placement and received corresponding warrants to purchase 12,000 shares of common stock on the same terms as the other Series A investors.

                              PLAN OF DISTRIBUTION

The selling shareholders may offer the shares at various times in one or more of the following transactions:

       o    on the Nasdaq National Market;

       o    in the over-the-counter market;

       o    in transactions other than market transactions;

       o    in connection with short sales of Company shares;

       o    by pledge to secure debts or other obligations;

       o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

       o    in a combination of any of the above.

       The selling shareholders may sell shares at market prices then prevailing, at prices related to prevailing market prices, at negotiated prices or at fixed prices.

       In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

       The selling shareholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.

         THE SELLING SHAREHOLDERS AND ANY BROKER-DEALERS WHO ACT IN CONNECTION WITH THE SALE OF THE SHARES HEREUNDER MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT, AND ANY COMMISSIONS THEY RECEIVE AND PROCEEDS OF ANY SALE OF THE SHARES MAY BE DEEMED TO BE UNDERWRITING DISCOUNTS AND COMMISSIONS UNDER THE SECURITIES ACT.

         Neither we nor the selling shareholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling shareholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby.

         This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act, (b) the date on which all shares offered by this prospectus have been sold by the selling shareholders, or (c) February 25, 2002.

                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of PharmaNetics, Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

================================================================================

       NO ONE (INCLUDING ANY SALESMAN OR BROKER) IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS NOT INCLUDED IN THIS PROSPECTUS.

                             ----------------------

                                TABLE OF CONTENTS

           Page
           ----

Available Information ...............................   2
The Company..........................................   3
The Offering.........................................   4
Special Note Regarding Forward-Looking
  Statements.........................................   4
Risk Factors.........................................   6
Use of Proceeds......................................  12
Selling shareholders ................................  13
Plan of Distribution.................................  15
Experts..............................................  16
Legal Matters........................................  16

                             ----------------------


                         ==========================


                                1,596,000 SHARES



                               PHARMANETICS, INC.



                                  COMMON STOCK


                                   ----------
                                   PROSPECTUS
                                   ----------



                                           , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration
Statement:


          SEC registration......................................     $  6,241.16
          Nasdaq National Market listing fee............               17,500.00
          Printing costs..........................................      5,000.00
          Legal fees..............................................     15,000.00
          Accounting fees and expenses...................               5,000.00
          Miscellaneous expenses...........................             1,000.00
                                                                      - - - - -
          Total...................................................   $ 49,741.16


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by Section 55-8-30(e) of the North Carolina Business Corporation Act (the "Business Corporation Act"), and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Sections 55-8-50 through 55-8-58 of the Business Corporation Act, including circumstances in which indemnification is otherwise discretionary. Pursuant to Sections 55-8-51 and 55-8-57 of the Business Corporation Act, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the Business Corporation Act. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its shareholders, for any transaction from which the director deprived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, for improper transactions between the director and the Registrant and for improper distributions to shareholders and loans to directors and officers. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Registrant's Bylaws require the Registrant to indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and with respect to any proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant's Bylaws also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         The Registrant maintains liability insurance insuring its officers and directors against liabilities that they may incur in such capacities.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

Exhibit No.                Description
-----------                -----------
3.3(a)            Bylaws.
3.4(f)            Amended and Restated Articles of Incorporation filed with the North Carolina Secretary of State on February 24, 2000
4.1(a)            Form of Common Stock certificate.
5.1               Opinion of Wyrick Robbins Yates & Ponton LLP.
10.2(a)*          License Agreement with Tokuyama Soda Company, Ltd., dated October 6, 1988.
10.3(a)           Form of International Distributor Agreement.
10.4(a)*          Purchasing Agreement with VHA Inc., dated April 1,1995
10.5(a)           Lease Agreement dated November 21, 1990 relating to 5301 Departure Drive, Raleigh, as amended.
10.8(a)           1994 Stock Plan, as amended.
10.9(a)           1995 Stock Plan, as amended.
10.10(a)*         License Agreement with Duke University, dated January 22, 1993.
10.18(b)*         Amendment Agreement, dated December 14, 1995, to License Agreement with Tokuyama Soda Company,
                  Ltd.
10.19(c)*         Distribution Agreement dated October 18, 1996, with Dade International.
10.20(d)*         Patent Sublicense Agreement, dated December 1, 1996, with Knoll AG.
10.21(d)*         Development Agreement dated August 21, 1996, with Bayer Corporation.
10.22(e)*         Distribution Agreement with Chiron Diagnostics Corporation dated August 28, 1998
10.23(e)          Common Stock Purchase Agreement with Chiron Diagnostics Corporation dated August 28, 1998
10.24(f)          Series A Preferred Stock and Warrant Purchase Agreement dated February 24, 2000
10.25(f)          Form of Warrant between the Company and the Series A Investors dated February 25, 2000
21.1(a)           List of Subsidiaries.
23.1              Consent of Independent Accountants.
23.2              Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1)
24.1              Power of Attorney (see page II-4).

------------------------------------
* Confidential treatment has been granted with respect to portions of this exhibit.

(a)      Incorporated herein by reference to the identically-numbered exhibits to the Registrant's Registration
         Statement on Form S-1 (Registration No. 33-98078) initially filed October 12, 1995, as amended.
(b)      Incorporated herein by reference to the identically-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995
(c)      Incorporated herein by reference to the identically-numbered exhibit to the Registrant's Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1996
(d)      Incorporated herein by reference to the identically-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996
(e)      Incorporated herein by reference to the identically-numbered exhibit to the Registrant's Registration
         Statement on Form S-4 (No. 333-66017) as filed with the SEC on October 22, 1998
(f)      Incorporated by reference to the identically-numbered exhibit to the Registrant's Current Report on Form
         8-K filed March 1, 2000

----------

ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person or the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on From S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 15th day of May 2000.

                               PHARMANETICS, INC.


                               By:        /s/ John P. Funkhouser
                                   -----------------------------
                                   John P. Funkhouser
                                   President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints John
P. Funkhouser and Paul T. Storey, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                    Capacity                              Date
                 ---------                                    --------                              ----
           /s/ John P. Funkhouser
--------------------------------------------                                                    May 15, 2000
               John P. Funkhouser                  Director, President and Chief
                                                   Executive Officer (Principal
                                                   Executive Officer
           /s/ Paul T. Storey
--------------------------------------------       Treasurer and Director of                    May 15, 2000
               Paul T. Storey                      Finance (Principal Financial
                                                   and Accounting Officer)
           /s/ William A. Hawkins
--------------------------------------------       Director                                     May 15, 2000
               William A. Hawkins

           /s/ John K. Pirotte
--------------------------------------------                                                    May 15, 2000
               John K. Pirotte                     Director

           /s/ Stephen R. Puckett
--------------------------------------------                                                    May 15, 2000
               Stephen R. Puckett                  Director

           /s/ Philip R. Tracy
--------------------------------------------                                                    May 15, 2000
               Philip R. Tracy                     Director

           /s/ Frances L. Tuttle
--------------------------------------------                                                    May 15, 2000
               Frances L. Tuttle                   Director